UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2015

TRUPANION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36537	83-0480694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

907 NW Ballard Way

Seattle, Washington 98107

 (Address of principal executive offices, including zip code)

(855) 727-9079

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 10, 2015, Trupanion, Inc. (the "Company") entered into an Office Lease Agreement (the "Lease") with Benaroya Capital Company, LLC, a Washington Limited Liability Company (the "Landlord"), pursuant to which the Company will lease approximately 108,000 square feet of space located at 6100 Fourth Avenue South in Seattle, Washington (the "Premises"). Pursuant to the Lease, approximately 70,000 square feet would be leased in 2016, approximately 90,000 square feet would be leased in 2017 and the full 108,000 square feet would be leased in 2018. The Company also has the right of first opportunity with respect to any new space in the building that becomes available for lease, subject to similar rights of existing tenants.

The Lease provides for a term of 120 months (the "Term"), commencing when the Landlord delivers the Premises to the Company on or after April 1, 2016. The Company has the option to extend the Term for the Premises for either one 10 year term or up to two consecutive five year terms, provided that the rent would be subject to market adjustment at the beginning of each renewal term.

Pursuant to the Lease, annual base rent will be approximately $16.85/sq. ft. for the first year following the twelve month period from the commencement of the Term and is subject to annual increases of $0.75/sq. ft. The base rent payments do not include the Company's proportionate share of any operating expenses, including real estate taxes, for the Premises.

The Company also has a right of first opportunity to purchase the building in which the Premises is located. The Landlord has agreed to provide the Company with this right of first opportunity between the 30th and 40th month of the term of the Lease and has agreed to provide the Company with purchase money financing on the terms described in the Lease.

The foregoing description of the Lease is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Lease, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
Exhibit 99.1	Trupanion Announces Plans to Relocate Headquarters to Accommodate Rapid Growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUPANION, INC.

By:	/s/ Asher Bearman
Name: Asher Bearman
Title: Corporate Secretary

Date: August 11, 2015